Consent of Independent Registered Public Accounting Firm

The Board of Directors

Calvert Impact Fund, Inc.

Calvert Social Investment Fund:

We consent to the use of our report, incorporated herein by reference, dated November 24, 2010, with respect to the financial statements of the Calvert Large Cap Growth Fund, a series of the Calvert Impact Fund, Inc. and the Calvert Equity Portfolio, a series of Calvert Social Investment Fund, as of September 30, 2010, and to the references to our firm under the heading "Financial Highlights and Experts" in the Registration Statement on Form N-14.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 20, 2011